                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No. 1)*


                          Diamond Home Services, Inc.
                          ---------------------------
                               (Name of Issuer)

                                 Common Stock
                                 ------------
                             (Title of Securities)

                                   252648100
                                   ---------
                                (CUSIP Number)

                              September 30, 1999
                              ------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

     [X]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [_]  Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act (the "Act") or otherwise subject to the liabilities of that section of the Act but shall to all other provisions of the Act (however, see the Notes).


      Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

-----------------------                                  ---------------------
  CUSIP NO. 252648100               13G                    PAGE 2 OF 7 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Talon Asset Management, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Illinois corporation
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             933,300
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          933,300
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      933,300
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
      Not applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      11%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IA
------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO.  252648100              13G                    PAGE 3 OF 7 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Talon Small Cap Managers L.L.C.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Illinois limited liability company
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             933,300
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          933,300
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      933,300
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      11%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      OO
------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO. 252648100               13G                    PAGE 4 OF 7 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Talon Small Cap Fund L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware limited partnership
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             933,300
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          933,300
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      933,300
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
      Not applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      11%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      PN
------------------------------------------------------------------------------

     (a)  Name of Issuer:
                  Diamond Home Services Inc.

     (b)  Address of Issuer's Principal Executive Offices
                  222 Church Street
                  Diamond Plaza
                  Woodstock, IL  60098

  Item 2.

     (a)  Name of Person Filing
          (i)     Talon Asset Management, Inc.
          (ii)    Talon Small Cap Managers L.L.C.
          (iii)   Talon Small Cap Fund L.P.

     (b)  Address of Principal Business Office
          (i)-(iii):

                  One North Franklin
                  Suite 450
                  Chicago, IL  60606

     (c)  Citizenship
          (i)     Illinois corporation
          (ii)    Illinois limited liability company
          (iii)   Delaware limited partnership

     (d)  Title of Class of Securities
                  Common Stock

     (e)  CUSIP Number
                  252648100

Item 3.   If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

     (a)  __      Broker or dealer registered under section 15 of the Act

     (b)  __      Bank as defined in section 3(a)(6) of the Act

     (c)  __      Insurance Company as defined in section 3(a)(19) of the Act

     (d)  __      Investment company registered under section 8 of the
                  Investment Company Act of 1940

     (e)  X       An investment adviser in accordance with Rule
          --      13d-1(b)(1)(ii)(E)

     (f)  __      An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F)

     (g)  __      A parent holding company or control person in accordance with
                  Rue 13d-1(b)(1)(ii)(G)

     (h)  __      A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act

     (i)  __      A church plan that is excluded from the definition of an
                  investment company under section 3(c)(14) of the Investment
                  Company Act of 1940

     (j)          Group, in accordance with 13d-1(b)(1)(ii)(J)


Item 4.   Ownership
     (a)  Amount beneficially owned
                  933,300
     (b)  Percent of class
                  11%
     (c)  Number of shares as to which the person has:
          (i)     Sole power to vote or to direct the vote:
          (ii)    Shared power to vote or to direct the vote 933,300
          (iii)   Sole power to dispose or to direct the disposition of:
          (iv)    Shared power to dispose or to direct the disposition of
                  933,300

Item 5.   Ownership of Five Percent or Less of a Class
          Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company Not applicable

Item 8.   Identification and Classification of Members of the Group
          Not applicable.

Item 9.   Notice of Dissolution of the Group
          Not applicable.

Item 10.  Certification
          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             TALON ASSET MANAGEMENT, INC.


                                             /s/  Frances Tuite
                                             ----------------------------
                                             Signature

                                             Frances Tuite/Vice President
                                             ----------------------------
                                             Name/Title

Item 10.  Certification
          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            TALON SMALL CAP MANAGERS L.L.C.

                                            By:  Talon Asset Management, Inc.
                                            Its Managing Member


                                            /s/  Frances Tuite
                                            ----------------------------
                                            Signature

                                            Frances Tuite/Vice President
                                            ----------------------------
                                            Name/Title


                                            TALON SMALL CAP FUND L.P.

                                            By:  Talon Small Cap Managers L.L.C.
                                            Its General Partner


                                            /s/  Frances Tuite
                                            ----------------------------
                                            Signature

                                            Frances Tuite/Vice President
                                            ----------------------------
                                            Name/Title

                                                                       EXHIBIT A

                             Joint Filing Agreement

 Talon Asset Management, Inc. (an investment adviser registered under the Investment Advisers Act of 1940), Talon Small Cap Managers, L.L.C., an Illinois limited liability company, and Small Cap Fund L.P., a Delaware limited partnership, hereby agree to file jointly the statement on Schedule 13G to which this Agreement is attached, and any amendments thereto which may be deemed necessary.

 It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness or accuracy of information concerning the other party unless such party knows or has reason to believe that such information is inaccurate.

 It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Schedule 13G, and any amendments thereto, filed on behalf of each of the parties hereto.

 Dated:  June 12, 1998

                                        TALON ASSET MANAGEMENT, INC.


                                        /s/  Frances Tuite
                                        ----------------------------
                                        Signature

                                        Frances Tuite/Vice President
                                        ----------------------------
                                        Name/Title

                                        TALON SMALL CAP MANAGERS L.L.C.

                                        By:  Talon Asset Management, Inc.
                                        Its Managing Member


                                        /s/  Frances Tuite
                                        ----------------------------
                                        Signature

                                        Frances Tuite/Vice President
                                        ----------------------------
                                        Name/Title


                                        TALON SMALL CAP FUND L.P.

                                        By:  Talon Small Cap Managers L.L.C.
                                        Its General Partner

                                        By:  Talon Asset Management, Inc.
                                        Its Managing Member


                                        /s/  Frances Tuite
                                        ----------------------------
                                        Signature

                                        Frances Tuite/Vice President
                                        ----------------------------
                                        Name/Title